Exhibit 10.19

TKO Group Holdings, Inc.

200 Fifth Avenue, 7th Floor

New York, NY 10010

September 12, 2023

Seth Krauss

[Via email]

Re: Officer Appointment

Pursuant to this letter agreement (the “Agreement”), as of September 12, 2023, TKO Group Holdings, Inc. (the “Company”) hereby appoints Seth Krauss (the “Executive”) as Chief Legal Officer of the Company, and the parties agree that he shall serve in such capacity until such time as his successor is duly appointed and qualified, or by his earlier resignation, removal or death. The Executive shall have the responsibilities and duties customarily associated with those of a chief legal officer.

IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement as of the date first above written.

TKO GROUP HOLDINGS, INC.

By	/s/ Andrew Schleimer

Its	Chief Financial Officer
Authorized Signatory

EMPLOYEE:

/s/ Seth Krauss
Seth Krauss